April 21, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of VitaCig, Inc. on Form S-1 of our audit report, dated April 14, 2014, relating to the accompanying balance sheet as of February 28, 2014, and the related statements of operation, stockholders’ equity (deficit), and cash flows from inception (January 22, 2014) through February 28, 2014, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC

Henderson, NV

April 21, 2014